Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.) (the “Company”) with respect to the information from our firm’s reserves reports dated January 30, 2020, and January 18, 2019, which sets forth our estimates of reserves and revenue to the Company’s interest in certain oil and gas properties, as of December 31, 2019, and 2018, respectively, and in reliance upon the authority of this firm as experts in petroleum engineering, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 8, 2021